Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel
P.O. Box 626	Senior Vice President and
Bassett, VA 24055	Chief Financial Officer
(276) 629-6614 – Investors

Peter D. Morrison
Vice President of Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Fiscal Second Quarter Results

(Bassett, Va.) – June 28, 2018 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today its results of operations for its fiscal quarter ended May 26, 2018.

Fiscal 2018 Second Quarter Highlights

(Dollars in millions)

	Sales				Operating Income
	2nd Qtr		Dollar	%	2nd Qtr	% of	2nd Qtr	% of
	2018	2017	Change	Change	2018	Sales	2017	Sales
Consolidated *	$117.0	$114.1	$2.9	2.5%	$5.7	4.8%	$7.6	6.7%

Wholesale	$63.8	$62.3	$1.5	2.4%	$3.0	4.8%	$4.8	7.7%

Total Retail	$68.7	$67.1	$1.5	2.3%	$1.6	2.4%	$1.4	2.0%

53 Comparable Stores	$60.1	$61.1	$(1.1)	-1.8%	$2.7	4.4%	$2.8	4.5%

Logistical Services	$24.9	$24.6	$0.3	1.2%	$0.3	1.2%	$0.8	3.2%

* Our consolidated results include certain intercompany eliminations. See the “Segment Information” table below for an illustration of the effects of these intercompany eliminations on our consolidated sales and operating income.

Net income for the quarter was $4.3 million or $0.40 per share as compared to net income of $5.8 million or $0.54 per diluted share for the prior year quarter. Included in net income for the prior year quarter was a $3.3 million pre-tax gain on the sale of an equity investment and a $1.1 million pre-tax loss on the write down of a store property previously operated by a licensee. Excluding the effects of these items, net income would have been $4.5 million or $0.42 per diluted share.

“We continued to invest energy and capital into all facets of our vertically integrated model during the fiscal 2018 second quarter,” commented Rob Spilman, Chairman and CEO. “As we navigate the competitive traditional brick and mortar marketplace and face the challenge of pure play e-commerce, we believe more than ever that our closed loop of proprietary product, a vibrant store and digital experience, and the end of transaction service provided by our logistics arm offers the consumer a unique home furnishings experience that builds customer loyalty and repeat business. To that end, we are broadening our product assortment, re-architecting our customer service paradigm, researching a new digital marketing template, and refining the capabilities of our middle mile and final mile delivery platform; all underway as we expand our store network. As previously communicated, these endeavors may prove detrimental to our short term financial performance as witnessed this past quarter. We are committed to the proper development of all elements of our strategy as we seek to further enhance Bassett’s position in today’s fluid retail environment.”

“Consolidated revenue grew by 2.5% to $117.0 million compared to last year’s 7.0% sales increase,” continued Spilman. “This year, the growth was generated by the Lane Venture acquisition as sales for the rest of the company were virtually flat. Two stores were opened in the quarter – a corporately owned location in El Paso, Texas and our third licensee owned store in the San Diego market. For the remainder of the fiscal year, we plan to open 3 to 4 new corporate locations and two licensee owned stores, re-position two more corporate stores, and open our first clearance center. Enhancements to our website, including our new sectional configurator and the addition of staff to augment our digital marketing capabilities, were important initiatives in the quarter. The foundational elements of our digital strategy are ongoing but necessary for us to effectively compete today and into the future. Part of our strategy involves the fusion of digital technology and our physical store environment which will initially culminate with the opening of our new Generation 3 stores in Texas this fall.”

Wholesale Segment

Net sales for the wholesale segment were $63.8 million for the second quarter of 2018 as compared to $62.3 million for the second quarter of 2017, an increase of $1.5 million or 2.4%. This increase was driven by $3.3 million in sales from Lane Venture, acquired during the first quarter of 2018, partially offset by a 1.6% decrease in furniture shipments to the open market (outside the Bassett Home Furnishings network), and a 3.8% decrease in furniture shipments to the Bassett Home Furnishings network compared to the prior year period. Wholesale shipments of accessories, a much smaller component of the Company’s wholesale revenues, increased 17% over the prior year quarter. Gross margins for the wholesale segment were 32.9% for the second quarter of 2018 as compared to 33.8% for the prior year quarter. This decrease was primarily driven by lower margins in the Bassett Custom Upholstery operations from continued higher material costs coupled with lower absorption of fixed costs from lower volumes partially offset by improved margins in the Bassett Custom Wood operations due to operational efficiencies. In June 2018, the Company implemented targeted price increases to its custom upholstery line to mitigate the effects of the cost increases. Wholesale SG&A for the second quarter of 2018 was $17.9 million as compared to $16.3 million for the prior year period. SG&A as a percentage of sales increased to 28.1% as compared to 26.1% for the second quarter of 2017. This increase in SG&A as a percentage of sales was primarily driven by planned higher digital marketing and other brand development costs coupled with the shift in timing of certain marketing costs that occurred in the third quarter of the prior year. Operating income was $3.0 million or 4.8% of sales as compared to $4.8 million or 7.7% of sales in the prior year.

“Growth in Bassett Casegoods and the volume from the Lane Venture acquisition provided the revenue increase in our wholesale segment,” added Spilman. “The successful launch and retail sell through of our Bassett Modern line this spring propelled Bassett Casegoods to positive year over year sales for the first time in several quarters. Bassett Custom Wood also grew modestly in the period. A sales decline in Bassett Custom Upholstery, excluding Lane Venture, coupled with ongoing raw material inflation and the previously referenced digital marketing investments were the main culprits in our wholesale operating profit decline. A complete refresh of our signature Bassett Custom Upholstery program is scheduled for this fall. This product has been the stalwart of our assortment for many years and we have been working on the new version since mid-2017. The new program, replete with a more robust interactive web component, will begin shipping this fall in anticipation of an early 2019 introductory promotion. On the cost side, we implemented a price increase in early June to cover the material cost escalation being passed on to us by our suppliers and we expect to begin to see margin relief in July and beyond as a result. We made progress in the integration of Lane Venture and in establishing a new manufacturing platform that will offer its dealer base a level of service to which they have previously been unaccustomed.”

Retail Segment

Net sales for the 64 Company-owned Bassett Home Furnishings stores were $68.7 million for the second quarter of 2018 as compared to $67.1 million for the second quarter of 2017, an increase of $1.6 million or 2.3%. The overall increase was due to a $2.6 million increase in non-comparable store sales partially offset by a 1.8% decrease in comparable store sales.

While the Company does not recognize sales until goods are delivered to the consumer, management tracks written sales (the retail dollar value of sales orders taken, rather than delivered) as a key store performance indicator. Written sales for comparable stores decreased by 2.6% for the second quarter of 2018 as compared to the second quarter of 2017.

The consolidated retail operating income for the second quarter of 2018 was $1.6 million as compared to $1.4 million for the second quarter of 2017, an increase of $0.2 million. The 53 comparable stores generated operating income of $2.7 million for the quarter, or 4.4% of sales, as compared to $2.8 million, or 4.5% of sales, for the prior year quarter. Gross margins for comparable stores were 52.0% for the second quarter of 2018 as compared to 50.9% for the second quarter of 2017.  This increase was primarily due to improved pricing strategies and product mix. SG&A expenses for comparable stores increased $0.2 million to $28.6 million or 47.6% of sales as compared to 46.3% of sales for the second quarter of 2017 due primarily to higher personnel and health care costs.

Non-comparable stores generated sales of $8.6 million with an operating loss of $1.0 million as compared to sales of $6.0 million and an operating loss of $1.4 million in the prior year quarter. As part of the $1.0 million loss for the second quarter of 2018, the Company incurred $0.2 million in new store pre-opening costs, a decrease of $0.3 million from the prior year. In addition, the Company incurred $0.4 million of post opening startup losses compared to $0.7 million in the second quarter of 2017. As previously stated, the Company’s retail expansion is initially costly. However, the Company believes that site selection and new store presentation will generally result in locations that operate at or above a break-even level within a reasonable period of time following store opening.

“We ended the quarter with a total of 64 corporate stores in operation compared with 62 a year ago,” said Spilman. “The additional stores opened in the past year provided our overall corporate retail sales increase as comparable store sales fell by 1.8% compared to last year’s 6.3% increase. At the mid-point of fiscal 2018, comparable store sales stand at a positive 0.7%. Historically high retail gross margins helped to generate a 19% improvement in retail operating income. Our average ticket and close ratio continue to improve and have somewhat mitigated the decline in physical store traffic that we have experienced in most of our stores this year. Our marketing efforts are centered on the changing dynamics in which consumer’s access information and the corresponding effects on store traffic. With the help of outside expertise, we are aggregating the many sources of consumer interface data that flow into Bassett and will use that information to customize market specific strategies on a case by case basis. These studies are ongoing and their fruit will be brought to bear later this year in several test markets. Another important piece of work is our testing of a new home delivery model for our Zenith Logistics division. We believe that we can ultimately operate fewer delivery centers and maintain our industry leading speed-to-home proposition for truly customized furniture more efficiently and more profitably. Given the importance of these initiatives and the pending debut of our Generation 3 prototype, we plan to slow the pace of new corporate store openings once we enter 2019.”

Logistical Services Segment

Revenue for Zenith was $24.9 million for the second quarter of 2018 as compared to $24.6 million for 2017, an increase of $0.3 million or 1.2%. This increase was primarily due to increased revenues from non-Bassett customers. Zenith’s operating expenses for the second quarter of 2018 were $24.6 million or 98.8% of revenue as compared to $23.8 million or 96.8% for the second quarter of 2017. This resulted in operating profit of $0.3 million or 1.2% of sales for the current quarter as compared to $0.8 million or 3.2% of sales for the prior year quarter. This operating profit decrease was primarily due to increased fleet insurance costs due to claims experience, higher fuel costs and inefficiencies in the final mile operation.

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality home furnishings. With 95 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes stylish, custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also has a traditional wholesale business with more than 700 accounts on the open market, across the United States and internationally and a logistics business specializing in home furnishings. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results or changes in operations for periods beyond the end of the second fiscal quarter of 2018, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; the success of marketing, logistics, retail and other initiatives; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income - unaudited
(In thousands, except for per share data)

	Quarter Ended				Six Months Ended
	May 26, 2018		May 27, 2017		May 26, 2018		May 27, 2017
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Sales revenue:
Furniture and accessories	$102,675		$100,294		$198,798		$193,992
Logistics	14,305		13,831		28,454		26,025
Total sales revenue	116,980	100.0%	114,125	100.0%	227,252	100.0%	220,017	100.0%

Cost of furniture and accessories sold	45,660	39.0%	44,981	39.4%	88,929	39.1%	86,879	39.5%

Selling, general and administrative expenses excluding new store pre-opening costs	65,456	56.0%	61,075	53.5%	129,707	57.1%	119,599	54.4%
New store pre-opening costs	201	0.2%	469	0.4%	903	0.4%	1,275	0.6%
Income from operations	5,663	4.8%	7,600	6.7%	7,713	3.4%	12,264	5.6%

Gain on sale of investments	-	0.0%	3,267	2.9%	-	0.0%	3,267	1.5%
Impairment of investment real estate	-	0.0%	(1,084)	-0.9%	-	0.0%	(1,084)	-0.5%
Other loss, net	(233)	-0.2%	(678)	-0.6%	(860)	-0.4%	(1,411)	-0.6%
Income before income taxes	5,430	4.6%	9,105	8.0%	6,853	3.0%	13,036	5.9%

Income tax provision	1,141	1.0%	3,263	2.9%	3,477	1.5%	4,333	2.0%
Net income	$4,289	3.7%	$5,842	5.1%	$3,376	1.5%	$8,703	4.0%

Basic earnings per share	$0.40		$0.55		$0.32		$0.82

Diluted earnings per share	$0.40		$0.54		$0.31		$0.81

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	May 26, 2018	November 25, 2017
Assets
Current assets
Cash and cash equivalents	$22,549	$53,949
Short-term investments	23,125	23,125
Accounts receivable, net	20,619	19,640
Inventories, net	62,086	54,476
Other current assets	10,539	8,192
Total current assets	138,918	159,382

Property and equipment, net	101,658	103,244

Other long-term assets
Deferred income taxes, net	6,210	8,393
Goodwill and other intangible assets	28,616	17,351
Other	5,946	5,378
Total long-term assets	40,772	31,122
Total assets	$281,348	$293,748

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$21,787	$21,760
Accrued compensation and benefits	13,195	14,670
Customer deposits	22,093	27,107
Dividends payable	-	3,759
Current portion of long-term debt	432	3,405
Other accrued liabilities	12,323	12,655
Total current liabilities	69,830	83,356

Long-term liabilities
Post employment benefit obligations	13,672	13,326
Long-term debt	109	329
Other long-term liabilities	5,641	5,277
Total long-term liabilities	19,422	18,932

Stockholders’ equity
Common stock	53,736	53,690
Retained earnings	140,934	139,378
Additional paid-in-capital	382	962
Accumulated other comprehensive loss	(2,956)	(2,570)
Total stockholders' equity	192,096	191,460
Total liabilities and stockholders’ equity	$281,348	$293,748

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows - unaudited
(In thousands)

	Six Months Ended
	May 26, 2018	May 27, 2017
Operating activities:
Net income	$3,376	$8,703
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	6,688	6,706
Provision for asset impairment charge	-	1,084
Gain on sale of property and equipment	(136)	-
Gain on sale of investments	-	(3,267)
Tenant improvement allowances received from lessors	860	715
Deferred income taxes	2,183	318
Other, net	794	960
Changes in operating assets and liabilities
Accounts receivable	124	(904)
Inventories	(3,689)	(4,535)
Other current and long-term assets	(2,311)	2,128
Customer deposits	(5,014)	(2,532)
Accounts payable and accrued liabilities	(3,045)	116
Net cash provided by (used in) operating activities	(170)	9,492

Investing activities:
Purchases of property and equipment	(7,662)	(9,172)
Proceeds from sale of retail real estate and property and equipment	2,463	63
Cash paid for business acquisition	(15,556)	-
Proceeds from sale of investments	-	3,592
Acquisition of retail licensee store	-	(655)
Other	-	223
Net cash used in investing activities	(20,755)	(5,949)

Financing activities:
Cash dividends	(6,124)	(5,363)
Proceeds from the exercise of stock options	27	221
Other issuance of common stock	173	-
Repurchases of common stock	(823)	(82)
Taxes paid related to net share settlement of equity awards	(522)	(474)
Repayments of notes payable	(3,206)	(3,191)
Net cash used in financing activities	(10,475)	(8,889)
Change in cash and cash equivalents	(31,400)	(5,346)
Cash and cash equivalents - beginning of period	53,949	35,144
Cash and cash equivalents - end of period	$22,549	$29,798

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Segment Information - unaudited
(In thousands)

	Quarter Ended		Six Months Ended
	May 26, 2018	May 27, 2017	May 26, 2018	May 27, 2017
Net Sales
Wholesale	$63,788	$62,293	$126,888	$124,268
Retail - Company-owned stores	68,682	67,144	133,343	128,737
Logistical services	24,929	24,626	50,178	46,960
Inter-company eliminations:
Furniture and accessories	(29,795)	(29,143)	(61,433)	(59,013)
Logistical services	(10,624)	(10,795)	(21,724)	(20,935)
Consolidated	$116,980	$114,125	$227,252	$220,017

Operating Income
Wholesale	$3,039	$4,783	$6,103	$10,676
Retail	1,626	1,367	113	24
Logistical services	289	798	619	572
Inter-company elimination	709	652	878	992
Consolidated	$5,663	$7,600	$7,713	$12,264

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Rollforward of BHF Store Count

	November 25,				May 26,
	2017	Opened*	Closed*	Transfers	2018

Company-owned stores	60	4	-	-	64
Licensee-owned stores	30	1	-	-	31

Total	90	5	-	-	95

* Does not include openings and closures due to relocation of existing stores within a market.

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Supplemental Retail Information--unaudited
(In thousands)

	53 Comparable Stores				53 Comparable Stores
	Quarter Ended		Quarter Ended		Six Months Ended		Six Months Ended
	May 26, 2018		May 27, 2017		May 26, 2018		May 27, 2017
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$60,058	100.0%	$61,132	100.0%	$118,910	100.0%	$118,106	100.0%

Cost of sales	28,832	48.0%	30,038	49.1%	57,882	48.7%	58,843	49.8%

Gross profit	31,226	52.0%	31,094	50.9%	61,028	51.3%	59,263	50.2%

Selling, general and administrative expense*	28,563	47.6%	28,325	46.3%	57,589	48.4%	56,579	47.9%

Income from operations	$2,663	4.4%	$2,769	4.5%	$3,439	2.9%	$2,684	2.3%

	All Other Stores				All Other Stores
	Quarter Ended		Quarter Ended		Six Months Ended		Six Months Ended
	May 26, 2018		May 27, 2017		May 26, 2018		May 27, 2017
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$8,624	100.0%	$6,012	100.0%	$14,433	100.0%	$10,631	100.0%

Cost of sales	4,097	47.5%	3,034	50.5%	7,041	48.8%	5,688	53.5%

Gross profit	4,527	52.5%	2,978	49.5%	7,392	51.2%	4,943	46.5%

Selling, general and administrative expense	5,364	62.2%	3,911	65.1%	9,816	68.0%	6,328	59.5%
Pre-opening store costs**	200	2.3%	469	7.8%	902	6.2%	1,275	12.0%

Loss from operations	$(1,037)	-12.0%	$(1,402)	-23.4%	$(3,326)	-23.1%	$(2,660)	-25.0%

*Comparable store SG&A includes retail corporate overhead and administrative costs.
**Pre-opening store costs include the accrual for straight-line rent recorded during the period between date of possesion and store opening date, employee payroll and training costs prior to store opening and other various expenses incurred prior to store opening.

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